EXHIBIT 23.1





      CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" in Pre-Effective Amendment No. 2 to Registration Statement (Form S-3 No. 333-23097) and related Prospectus of THERMOGENESIS CORP. for the registration of 4,379,590 shares of its common stock and 1,478,001 warrants to purchase shares of its common stock and to the incorporation by reference therein of our report dated September 17, 1996, with respect to the financial statements of THERMOGENESIS CORP. included in its Annual Report (Form 10-KSB) for the year ended June 30, 1996, filed with the Securities and Exchange Commission.



                                                     ERNST & YOUNG LLP.

Sacramento, California
May 6, 1997